Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

Series 2002-2

Credit Enhancement Report for March 25, 2003 Distribution
Credit Enhancement Report
ACCOUNTS	GROUP 2	GROUP 1	TOTAL
SPACE INTENTIONALLY LEFT BLANK

INSURANCE	GROUP 2	GROUP 1	TOTAL

PMI Premiums	(415.11)	(4,822.01)	(5,237.12)

STRUCTURAL FEATURES	GROUP 2	GROUP 1	TOTAL

Overcollateralization Amount			1,970,699.01
Overcollateralization Requirement			10,389,564.34
Excess Interest			678,652.41

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